Exhibit 10.28

SEAPORT PLAZA

100 and 200 CARDINAL WAY
REDWOOD CITY, CALIFORNIA

OFFICE LEASE AGREEMENT

BETWEEN

SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company
(“LANDLORD”)

AND

INFORMATICA CORPORATION, a Delaware corporation
(“TENANT”)

OFFICE LEASE AGREEMENT

     THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 7th day of October, 2004, by and between SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company (“Landlord”) and INFORMATICA CORPORATION, a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions), Exhibit G (Parking Agreement) and Exhibit H (Generator Area).

1.	Basic Lease Information.

1.01	“Building” shall mean, collectively, the 2 buildings located at 100 Cardinal Way and 200 Cardinal Way, all located in Redwood City, California. “Rentable Square Footage of the Building” is deemed to be 159,350 square feet based upon the combined rentable area of the buildings. “Base Building” shall have the meaning set forth in Section 5.

1.02	“Premises” shall mean the Building which is shown on Exhibit A to this Lease. The “Rentable Square Footage of the Premises” is deemed to be 159,350 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03	“Base Rent”:

	Annual Rate	Monthly
Months of Term	Per Square Foot	Base Rent
12/15/04 — 12/31/05	$9.60	$127,480.00
01/01/06 — 12/31/06	$12.00	$159,350.00
01/01/07 — 12/31/07	$13.20	$175,285.00

Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in Default under this Lease, Tenant shall be entitled to an abatement of rental as described below:

(a)	an abatement of Base Rent with respect to the Premises, as originally described in this Lease, for the first 16 days of the Term in the amount of $4,112.26 per day, which totals $65,796.16 (the “Abated Base Rent”); plus

(b)	an abatement of Tenant’s Monthly Expense and Tax Payment (defined below) applicable to the Premises, as originally described in this Lease, for the first 16 days of the Term in the amount of $2,331.65 per day, which totals $37,306.40 (the “Abated Additional Rent”). The Abated Base Rent and the Abated Additional Rent are referred to collectively as the “Abated Rent”.

If Tenant defaults under this Lease at any time during the Term and fails to cure such default within any applicable cure period under this Lease, then all Abated Rent shall immediately become due and payable. Only Base Rent and Tenant’s Monthly Expense and Tax Payment shall be abated pursuant to this Section 1.03, as more particularly described herein, and all other Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

1.04	“Tenant’s Pro Rata Share”: 100.00%.

“Tenant’s Monthly Expense and Tax Payment”: $72,281.16, which is Tenant’s Pro Rata Share of the monthly estimated Expenses and monthly estimated Taxes (as more fully described in, and subject to adjustment as described in, Exhibit B attached hereto). The first monthly installment of Tenant’s Monthly Expense and Tax Payment shall be due and payable upon execution and delivery of this Lease by Tenant.

1.05	Intentionally Omitted.

1.06	“Term”: A period of 36 months and 17 days. Subject to Section 3, the Term shall commence on December 15, 2004 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on December 31, 2007 (the “Termination Date”).

1.07	Allowance: $956,100.00, as more fully described in the Work Letter attached hereto as Exhibit C.

1.08	“Security Deposit”: $175,285.00, as more fully described in Section 6.

1.09	“Guarantor(s)”: As of the date of this Lease, there are no Guarantors.

1.10	“Brokers”: BT Commercial (“Tenant’s Broker”), which represented Tenant in connection with this transaction, and Cornish & Carey Commercial (“Landlord’s Broker”), which represented Landlord in connection with this transaction.

1.11	“Permitted Use”: General office use, including training and research and development relating to software products.

1.12	“Notice Address(es)”:

Landlord:	Tenant:

Seaport Plaza Associates, LLC c/o Equity Office Management, L.L.C. 950 Tower Lane, Suite 950 Foster City, California 94404 Attn: Property Manager	Prior to the Commencement Date:
Informatica Corporation
2100 Seaport Boulevard
Redwood City, California 94063
Attn: General Counsel

On and after the Commencement Date:
At the Premises
Attn: General Counsel

A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105, Attn: San Francisco Regional Counsel.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 5:00 p.m. on Business Days. Notwithstanding the foregoing, so long as Tenant is the Sole Tenant of the Building (as defined in Section 7.01), the Building Service Hours are 8:00 a.m. to 6:00 p.m. on Business Days and 8:00 a.m. to 1:00 p.m. on Saturdays.

1.14	Intentionally Omitted.

1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant.

     The Premises are hereby leased to Tenant from Landlord for Tenant’s exclusive use (subject to the limitations set forth in this Lease), together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others and are not within the Premises for the exclusive use of Tenant such as sidewalks, driveways, parking areas, public restrooms, vending areas and landscape areas (the “Common Areas”). Tenant shall have access to the Building and the Common Areas for Tenant 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

3.	Adjustment of Commencement Date; Possession.

     3.01 Intentionally Omitted.

     3.02 The Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, subject to Landlord’s repair, restoration and correction obligations as provided herein. Notwithstanding anything to the contrary set forth herein, except to the extent caused by Tenant or any Tenant Related Parties (as defined in Section 13), the base Building electrical, heating, ventilation and air conditioning, mechanical and plumbing systems servicing the Premises shall be in good and working order and condition as of the date Landlord delivers possession of the Premises to Tenant. If the foregoing are not in good and working order as provided above, Landlord shall be responsible for repairing, restoring or correcting same at its cost and expense promptly, provided that Tenant has delivered written notice thereof to Landlord not later than 180 days following the date Landlord delivers possession of the Premises to Tenant. Notwithstanding the foregoing, Tenant, and not Landlord, shall be responsible, at its cost, for any repairs and for the correction of any defects that arise out of or in connection with the specific nature of Tenant’s business (other than general office use), the acts or omissions of Tenant, its agents, employees or contractors (other than reasonable wear and tear), Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, alterations, additions or improvements performed by or on behalf of Tenant, including the Initial Alterations, and any design or configuration of the Premises created by or for Tenant which specifically results in the need for such repair or such defect in the base Building systems servicing the Premises. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The commencement date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of utilities and the cost of services requested by Tenant (e.g. the use of dumpsters or special janitorial services after being informed that such services will be provided additional charge to Tenant), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Notwithstanding the foregoing, provided that this Lease has been fully executed by all parties and Tenant has delivered all prepaid rental, the Security Deposit and the insurance certificates required hereunder, Tenant shall be permitted to occupy the Premises for purposes of performing demolition, improvements pursuant to Exhibit C, installing furniture, equipment or other personal property as of the date that Landlord delivers possession of the Premises to Tenant. Such possession prior to the Commencement Date shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Base Rent or Tenant’s Pro Rata Share of Expenses and Taxes with respect to the period of time prior to the Commencement Date during which Tenant occupies the Premises for such purposes. However, Tenant shall be liable for any special or after hour services provided to Tenant during such period as described above.

     3.03 Notwithstanding anything to the contrary set forth herein, provided that this Lease has been duly executed and delivered by Tenant, together with all prepaid rental and the Security Deposit required hereunder on or before October 11, 2004, in the event Landlord fails to deliver possession of the Premises to Tenant before January 1, 2005, Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before January 5, 2005. In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid rent and Security Deposit previously advanced by Tenant under this Lease and the Security Deposit the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease. Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease is Tenant has commenced the Initial Alterations or utilized any portion of the Allowance pursuant to Exhibit C.

4.	Rent.

     4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month (subject to the Abated Base Rent pursuant to Section 1.03) of the Term, and the first monthly installment (subject to the Abated Additional Rent pursuant to Section 1.03) of Additional Rent for Expenses and Taxes, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at 12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

     4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

     The Premises shall be used for the Permitted Use and for no other use whatsoever. Subject to the limitation provided in this Section 5, Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s specific use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Notwithstanding anything to the contrary set forth in this Lease, nothing herein shall require Tenant to perform any alterations, additions or improvements which are necessary to comply with Laws with respect to the Common Areas, unless such compliance relates to the Common Areas on any floor on which the Premises are located and arises directly out of the performance of work by or on behalf of Tenant in the Premises or Tenant’s use of the Premises for purposes other than general office use or any acts or omissions of Tenant or any Tenant Related Party. In addition, notwithstanding anything to the contrary set forth in this Lease, nothing herein shall require Tenant, with respect to the Common Areas or the Premises, to comply with Laws which require structural alterations, capital improvements or the installation of new or additional mechanical, electrical, plumbing or fire/life safety systems on a Building-wide basis without reference to the particular use of Tenant. Landlord will, at Landlord’s expense (except to the extent properly included in Expenses), perform all acts required to comply with such Laws with respect to the foregoing as the same affect the Premises and the Building. In addition, notwithstanding anything to the contrary set forth in this Lease, Landlord, at Landlord’s expense (except to the extent properly included in Expenses), shall be responsible for complying with Title III of the Americans with Disabilities Act (ADA) with respect to the Common Areas of the Building. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation of the ADA or other Laws in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment, provided that if Landlord elects not to contest any alleged violation, Landlord will promptly make necessary all repairs, additions, alterations or improvements. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time (provided any such additional rules and regulations are not inconsistent with the terms of this Lease and do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease), including rules and regulations for the performance of Alterations (defined in Section 9). The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building. To Landlord’s actual knowledge, as of the date hereof, the Premises and the Building are free of any asbestos. For purposes of this Section, “Landlord’s actual knowledge” shall be deemed to mean and limited to the current actual knowledge of Kenneth Young at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

6.	Security Deposit.

     The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 21 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee of this Lease and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

7.	Building Services.

     7.01 If Tenant is leasing 100% of the Rentable Square Footage of the Building or if Tenant’s Pro Rata Share is 100% (in either event, for purposes of this Lease, Tenant shall be deemed the “Sole Tenant of the Building”), Landlord agrees to furnish Tenant with (a) elevator service in the Building during the Term of this Lease, and (b) the following services, subject to Tenant’s obligation to contract for directly and pay for such services: (i) water service for use in the lavatories on each floor on which the Premises are located; (ii) heat and air conditioning in season during Building Service Hours (or such longer hours, if desired by Tenant) at such temperatures and in such amounts as are standard for comparable buildings; (iii) electricity to the Premises for Tenant’s use, in accordance with and subject to the terms and conditions in Section 7.03 below; and (iv) gas for boilers of the Building and water heaters, if any. So long as Tenant is the Sole Tenant of the Building, Tenant, at its sole cost, shall provide the following services to the Premises: (A) janitorial service; (B) pest control service; (C) refuse collection; and (D) such other services as Tenant desires and which Landlord reasonably determines are necessary or appropriate for the Building.

     If Tenant was required to pay directly for or provide the above services (other than elevator service) at any time during the Term, and, thereafter, by mutual agreement between Landlord and Tenant, or by operation of law or otherwise, Tenant is not the Sole Tenant of the Building or is otherwise not required to provide the above services, then, at Landlord’s request and, at Landlord’s option, as a condition to Landlord providing the services described in Section 7.02 below, Tenant shall transfer to Landlord any utility accounts and/or service contracts (including, without limitation, any maintenance service agreements entered into by Tenant, as described in Section 9.01 below or otherwise) relating to all or any of the services to be provided by Landlord described in Section 7.02 below to the extent such accounts and/or contracts are assignable, and Tenant shall otherwise cooperate with Landlord in transferring control of, and responsibility for, such services from Tenant to Landlord. Tenant shall remain liable for all sums incurred in connection with such accounts or service contracts relating to the period prior to the date such accounts and service contracts are transferred to, and assumed by, Landlord.

     7.02 If Tenant is not the Sole Tenant of the Building (as defined in Section 7.01 above), Landlord agrees to furnish Tenant with elevator service in the Building during the Term of this Lease, and, subject to the terms of the second paragraph of Section 7.01 above, Landlord also agrees to provide the following services: (a) water service for use in the lavatories on each floor on which the Premises are located; (b) heat and air conditioning in season during Building Service Hours, at such temperatures and in such amounts as are standard for comparable Class A buildings in the Redwood City area, provided that, Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Building Service Hours, and Tenant shall pay Landlord’s then standard charge for additional service as reasonably determined by Landlord from time to time, provided that Landlord agrees that charge for after-hours HVAC service shall be limited to Landlord’s actual costs of supplying the after-hours HVAC services; (c) maintenance and repair of the Property as described in Section 9.02; (d) janitorial service on Business Days, provided if Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (e) electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Section 7.03; (f) gas for boilers of the Building and water heaters serving the Building generally, if any; (g) pest control service for the Common Areas of the Building; (h) refuse collection for the Building; and (i) such other services as Landlord reasonably determines are necessary or appropriate for the Building.

     7.03 Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (a) through inclusion in Expenses (except as provided for excess usage); (b) by a separate charge payable by Tenant to Landlord; or (c) by separate charge billed by the applicable utility company and payable directly by Tenant. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. Notwithstanding the foregoing, if Tenant is the Sole Tenant of the Building, Tenant’s use of electrical service may exceed Building Service Hours. Landlord shall have the right to measure electrical usage by commonly accepted methods and if Tenant is not the Sole Tenant of the Building and it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent.

     7.04 Landlord’s failure to furnish, or any interruption, diminishment or termination of services required to be provided by Landlord pursuant to this Lease due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct (other than a Service Failure in connection with Tenant’s failure to perform Tenant’s obligations under this Lease, in which event Tenant shall not be entitled to any abatement or other remedy), then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. Notwithstanding the foregoing, if a Service Failure is reasonably within the control of Landlord (other than a Service Failure in connection with Tenant’s failure to perform Tenant’s obligations under this Lease, in which event Tenant shall not be entitled to any termination right), and (a) continues for 180 consecutive days after the Service Failure and (b) is not being diligently remedied by Landlord, then Tenant, as its sole remedy, shall have the right to elect to terminate this Lease within 10 days after the expiration of said 180 day period without penalty, by delivering written notice to Landlord of its election thereof; provided, however, if Landlord is diligently pursuing the repair or restoration of the service, Tenant shall not be entitled to terminate the Lease but rather Tenant’s sole remedy shall be to abate Rent as provided above. The foregoing termination right shall not apply if the Service Failure is due to fire or other casualty. Instead, in such an event, the terms and provisions of Section 16 shall apply.

8.	Leasehold Improvements.

     All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Alterations (subject to the limitations set forth herein) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. However, it is agreed that Required Removables shall not include any usual office improvements such as gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building standard doors and non-glued down carpeting. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration are Required Removables, and Tenant shall have no obligation to remove any Alterations which Landlord advises Tenant in writing that Tenant is not required to remove.

9.	Repairs and Alterations.

     9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall provide Landlord with notice in a timely manner of any conditions with respect to the Premises that are dangerous or which (a) are in need of repair or maintenance by Landlord (and Landlord is obligated to perform such repair pursuant to the terms of this Lease), or (b) are in need of repair and maintenance of a material nature. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. In addition and notwithstanding anything to the contrary contain in Section 9.02 below, if Tenant is the Sole Tenant of the Building, Tenant’s repair obligations shall also include, without limitation, the following: (1) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (including any equipment related thereto and located upon the roof of the Building); and (2) the interior Common Areas of the Building (Landlord shall maintain the exterior Common Areas of the Building in accordance with its obligations as provided in Section 9.02 below). To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors (other than reasonable wear and tear). If Tenant fails to commence any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency) and diligently prosecute the same to completion, Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs. Tenant shall have no obligation to maintain the structural elements of the Building. Notwithstanding anything to the contrary set forth herein, and except to the extent caused by Tenant or any of the Tenant Related Parties’ acts and/or omissions, including any Alterations performed by or on behalf of Tenant, or as a result of a Casualty (in which case Section 16 shall control), so long as Tenant is the Sole Tenant of the Building, to the extent Landlord is made aware and Landlord determines in its sole discretion that any capital improvement (as distinguished from replacement parts or components installed in the ordinary course of business) must be made to properly repair, maintain, or replace any portion of the Premises for which Tenant is responsible, Landlord shall cause such work to be completed and Tenant shall pay the amortized portion of such expenditure in the manner described for capital expenses as set forth in Exhibit B to this Lease. Tenant shall be responsible for paying amortized amounts due during the Term and any extension thereof.

     If Tenant is the Sole Tenant of the Building Tenant, at Tenant’s own expense, shall procure and maintain in full force and effect, a maintenance/service contract(s) (the “Service Contract”), in a form and with a maintenance contractor approved by Landlord, providing for the service, maintenance and repair of all (i) heating, ventilating and air conditioning systems and equipment, (ii) fire/life safety systems and equipment, and (iii) if reasonably required by Landlord, any other plumbing, electrical or mechanical systems and equipment serving the Building. The service contract(s) must include all services suggested by the equipment manufacturer within the operation/maintenance manual relating to such equipment and systems and must become effective and a copy thereof delivered to Landlord within 45 days after the Commencement Date with respect to items (i) and (ii) above, or within 30 days after requested by Landlord with respect to item (iii) above. Tenant shall follow all reasonable recommendations of said contractor for the maintenance and repair of the equipment and systems covered by the Service Contract. The Service Contract shall provide that the contractor shall perform regularly scheduled inspections, preventative maintenance and service on the covered equipment and systems, and that having made such inspections, said contractor shall furnish a complete report of any defective conditions found to be existing with respect to such equipment, together with any recommendations for maintenance, repair and/or replacement thereof. Said report shall be furnished to Tenant with a copy to Landlord. Landlord may, upon notice to Tenant, enter into such a service contract on behalf of Tenant or perform the work and in either case charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

     9.02 Landlord shall keep and maintain in good repair and working order and watertight and perform maintenance upon the: (a) structural elements of the Building (including the foundations, exterior walls, sub-flooring and support beams); (b) except to the extent the same is a Tenant obligation when Tenant is the Sole Tenant of the Building as such obligations are described in Section 9.01 above, mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building (including downspouts and gutters); (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

     9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Landlord shall use reasonable efforts to respond to any such request by Tenant within 10 Business Days, but in any event shall respond to such request within 12 Business Days, in each case following Landlord’s receipt of any plans and specifications and other information or items required pursuant to this Section with respect to such Alteration. Notwithstanding the foregoing, Tenant shall have the right, without consent of, but upon at least 10 Business Days’ prior written notice to Landlord, to make non-structural, non-Cosmetic Alterations (defined below) within the interior of the Premises, which do not impair the value of the Building or affect the Building systems, and which cost, in the aggregate, less than $5,000.00 in any 12 month period during the Term of this Lease, provided that such Alterations shall nevertheless be subject to all of the remaining requirements of this Section 9.03 other than the requirement of Landlord’s prior consent. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and, to the extent the estimated cost of such Alterations exceeds $100,000.00, any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.	Entry by Landlord.

     Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with at least 24 hours prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent; provided, however, Tenant shall be entitled to an abatement of Rent in accordance with Section 7.03 if the Building is closed, other than as required by Law or by order of proper governmental authority, and Tenant is unable to use the Premises as a result of such closure for a period of at least 3 consecutive Business Days.

11.	Assignment and Subletting.

     11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

     11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 20% of the Rentable Area of the Premises for the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

     11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including without limitation, brokerage fees, legal fees and construction costs. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

     11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 5 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

12.	Liens.

     Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.

     Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Article 15 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties.

14.	Insurance.

     Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), EOP Operating Limited Partnership, Equity Office Properties Trust and other designees of Landlord and its successors as the interest of such designees shall appear. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Landlord shall maintain the following insurance (“Landlord’s Insurance”), the premiums of which will be included in Expenses: (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; and (2) All Risk Property Insurance on the Building at replacement cost value, as reasonably estimated by Landlord.

15.	Subrogation.

     Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.	Casualty Damage.

     16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, within 45 days after the date of the Casualty, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 180 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs. In addition to Landlord’s right to terminate as provided herein, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by Casualty and such damage cannot reasonably be repaired within 60 days after receipt of the Completion Estimate; (b) there is less than 2 years of the Term remaining on the date of such Casualty; (c) the Casualty was not caused by the gross negligence or willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of the Casualty.

     16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises (including the Leasehold Improvements) and Common Areas at Landlord’s expense (except to the extent properly included in Expenses or otherwise provided in this Section 16.02). Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any reasonable additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable (including Tenant’s inability to access the Premises) as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

     16.03 The provisions of this Lease, including this Section 16, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Property.

17.	Condemnation.

     Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s

Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

18.	Events of Default.

     Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 30 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; and (d) the leasehold estate is taken by process or operation of Law. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law so long as such notice complies with such Law.

19.	Remedies.

     19.01 Upon the occurrence of any Default under this Lease, whether enumerated in Section 18 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 18 or this Section 19 (to the extent such notices comply with applicable law), and waives any and all other notices or demand requirements imposed by applicable law):

(a)	Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii)	The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii)	The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv)	Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)	All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (A) the greatest per annum rate of interest permitted from time to time under applicable law, or (B) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b)	Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(c)	Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 19.01(a).

     19.02 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

     19.03 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

     19.04 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

     19.05 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord.

     19.06 This Section 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

20.	Limitation of Liability.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.	Intentionally Omitted.

22.	Holding Over.

     If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 30 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.	Subordination to Mortgages; Estoppel Certificate.

     Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and non-disturbance agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within 10 Business Days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee on such Mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder. Landlord represents that as of the date of this Lease, there exists no Mortgage encumbering Landlord’s interest in the Building or Property.

24.	Notice.

     All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail and sent by certified mail, return receipt requested or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

     At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord to the extent permitted under applicable law.

26.	Miscellaneous.

     26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

     26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

     26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

     26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed in writing Landlord’s obligations under this Lease and further provided that Landlord and its successors, as the case may be, shall remain liable after their respective periods of ownership with respect to any sums due in connection with a breach or default by such party that arose during such period of ownership by such party.

     26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker representing Tenant in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease or any claim by Tenant’s Broker relating to Landlord’s breach of the Broker Agreement (defined below). Landlord agrees to pay a brokerage commission to Tenant’s Broker and Landlord’s Broker in accordance with the terms of a separate written commission agreement to be entered into by and between Landlord and each of Tenant’s Broker and Landlord’s Broker (collectively, the “Broker Agreement”), provided that in no event shall Landlord be obligated to pay a commission to Tenant’s Broker and/or Landlord’s Broker in connection with any extension of the Term or in connection with any additional space that is leased by Tenant pursuant to the terms of this Lease except as may be specifically provided otherwise in such Broker Agreement or future written agreement between Landlord and Tenant’s Broker. Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Lease or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

     26.06 Time is of the essence with respect to the performance of each of the covenants and agreements of this Lease; provided, however, that failure of Landlord to provide Tenant with any notification within the time periods prescribed in this Lease regarding adjustments in Base Rent, reimbursements for any Expenses or Taxes or any other charges provided for hereunder, shall not relieve Tenant of its obligation to make such payments, which payments shall be made by Tenant at such time as required under this Lease. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

     26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

     26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

     26.09 This Lease may be executed in two or more counterparts, each of which shall be deemed to be a duplicate original, but all of which together shall constitute one and the same instrument. Landlord and Tenant hereby agree that the facsimile signatures shall be binding upon the parties to this Lease.

[SIGNATURES ARE ON FOLLOWING PAGE]

     Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company

By:	EOM Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

By:

Name:

Title:

		Date:	October 7, 2004

TENANT:

INFORMATICA CORPORATION, a Delaware corporation

By:

Name:

Title:

Date:	October 7, 2004

Tenant’s Tax ID Number (SSN or FEIN)

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

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EXHIBIT B

EXPENSES AND TAXES

     This Exhibit is attached to and made a part of the Lease by and between SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company (“Landlord”) and INFORMATICA CORPORATION, a Delaware corporation (“Tenant”) for space in the Buildings located at 100 and 200 Cardinal Way, Redwood City, California.

1.	Payments.

     1.01 Tenant shall pay Tenant’s Pro Rata Share of the total amount of Expenses and Taxes for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the total amount of Expenses and Taxes. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

     1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount and Tenant’s Pro Rata Share of Expenses and Taxes for the prior calendar year. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

2.	Expenses.

     2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits for employees directly involved in the operation and maintenance of the Building and the Property; (b) management fees, provided that in no event shall Tenant’s Pro Rata Share of such management fees for any given calendar year during the Term exceed 4.0% of the aggregate amount Base Rent payable by Tenant under the Lease during such calendar year; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements or capital replacements (as distinguished from non-capital replacement parts or components installed in the ordinary course of business) which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord; provided that in no event shall Tenant’s Pro Rata Share of the amortized cost of any of any capital improvements or capital replacements shall not exceed $25,000.00, the aggregate, during any calendar year of the Term, except to the extent such capital improvements or capital replacements are required as a result of the acts or omissions of Tenant or any Tenant Related Parties (other than reasonable wear and tear), including any Alterations performed by or on behalf of Tenant. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area

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agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

     2.02 Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs and expenses incurred by Tenant or any other tenants of the Building and paid for or payable directly by Tenant or such other tenants either to third parties or to Landlord under agreements for direct payment or reimbursement for non-customary benefits or services; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any cost or expense related to removal, cleaning, abatement or remediation of hazardous materials in or about the Building, Common Area or Property, including, without limitation, asbestos, except to the extent such removal, cleaning, abatement or remediation is non-material and related to the general repair and maintenance of the Building, Common Area or Property; or any penalties or damages that Landlord pays to Tenant under this Lease or pays to other tenants in the Building under their respective leases or incurs as a result of Landlord’s breach of any leases with other tenants of the Building.

     2.03 If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.   “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) out-of-pocket costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any reasonable costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in Taxes within 30 days after Tenant’s receipt of a statement from Landlord.

4.    Audit Rights. Tenant, within 365 days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Landlord agrees that Tenant may retain a third party agent to review Landlord’s books and records which third party agent is not a CPA firm, so long as the third party agent retained by Tenant shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and whose compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If

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Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 365 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

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EXHIBIT C

WORK LETTER

     This Exhibit (“Work Letter”) is attached to and made a part of the Lease by and between SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company (“Landlord”) and INFORMATICA CORPORATION, a Delaware corporation (“Tenant”) for space in the Buildings located at 100 and 200 Cardinal Way, Redwood City, California.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the Lease to which this Work Letter is attached.

1.	Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease to which this Work Letter is attached and all prepaid rental and security deposits required under such agreement, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Section 9 of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations; provided that (a) Landlord shall approval or provide its reasonably detailed reason for disapproval of Tenant’s final plans for the Initial Alterations within 10 days after Tenant’s submittal thereof to Landlord, and (b) so long as the Lease has been fully executed by the parties hereto and Tenant has delivered to Landlord all prepaid rental and security deposits required under the Lease, Tenant shall have the right, commencing on October 15, 2004, to commence demolition of the interior of the Premises, subject to the limitations set forth in this Work Letter, regardless of whether Landlord has provided final approval of Tenant’s plans for the Initial Alterations in accordance with this Section. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Landlord hereby approves of DES to be retained by Tenant as the architect for the Initial Alterations and Novo Construction to be retained by Tenant as the general contractor for the Initial Alterations. Landlord hereby approves in concept Tenant’s installation of the Initial Alterations described on Schedule 1 hereto and the space plans attached as Schedule 2 hereto, subject to the terms and conditions set forth in this Work Letter and Section 9 of the Lease, including without limitation Landlord’s review and approval of the final plans and specifications for such Initial Alterations. Tenant shall have the right to modify the Initial Alterations described in Schedule 1 prior to Tenant’s submittal of the final plans for such Initial Alterations to Landlord.

2.	Provided Tenant is not in Monetary Default or material non-Monetary Default under the Lease at the time Tenant requests a payment of the Allowance, Landlord agrees to contribute the sum of $956,100.00 (i.e., $6.00 per Rentable Square Footage of the Premises) (the “Allowance”) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations, permit fees and for hard and soft costs in connection with the Initial Alterations (including cabling) and for the cost of furniture and equipment to be used exclusively within the Premises. The Allowance payable as to any portion of the Initial Alterations being performed by the general contractor (as opposed to soft costs such as permit fees and the cost of furniture equipment, etc.) (the “GC Portion”), less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) Contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iii) plans and

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specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (iv) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (v) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) as-built plans of the Initial Alterations, and (4) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. Notwithstanding the foregoing, with respect to Tenant’s use of the Allowance or any portion thereof for the non-GC Portion of the Initial Alterations such as permit fees, and the cost of design and construction drawings, cabling, furniture and equipment incurred in accordance with this Section 2, Landlord shall disburse the Allowance (or the applicable portion thereof) with respect to such items within 15 days after receipt of paid invoices evidencing the cost thereof, but in no event more than twice per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.	So long as Tenant is not in Monetary Default or material non-Monetary Default under the Lease at the time Landlord would otherwise apply the Unused Allowance (defined below) to Rent in accordance with this Section, if any portion of the Allowance which exceeds the cost of the Initial Alterations (“Unused Allowance”), Landlord shall, upon completion of the Initial Alterations and payment of all costs related thereto, apply the Unused Allowance against the second and subsequent installments of Base Rent and Additional Rent due under the Lease.

4.	Tenant agrees to accept the Premises in its “as-is” condition and configuration (subject to any limitations expressly set forth in the Lease), it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.	This Work Letter shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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SCHEDULE 1 TO WORK LETTER

LIST OF CERTAIN INITIAL ALTERATIONS

Initial Alterations at 100 Cardinal Way:

•	reconfigure current space and install new hard wall private offices such that the total number of private offices in 100 Cardinal Way is approx. 60.

•	install workstations

•	install conference rooms and meeting rooms

•	possibly install additional rooftop air-cooled chiller, which installation shall be in accordance with Section 8 of Exhibit F to the Lease

Initial Alterations at 200 Cardinal Way:

•	reconfigure current space and install new hard wall private offices such that the total number of private offices in 200 Cardinal Way is approximately 35

•	install workstations

•	install conference rooms and meeting rooms

•	increase size of existing data center to approx. 4,500 square feet with associated system upgrades, including new generator to be installed in accordance with Section 5 of Exhibit F to the Lease

•	install rooftop air-cooled chillers, which installation shall be in accordance with Section 8 of Exhibit F to the Lease

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SCHEDULE 2 TO WORK LETTER

PRELIMINARY SPACE PLANS FOR CERTAIN INITIAL ALTERATIONS

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EXHIBIT D

COMMENCEMENT LETTER
(EXAMPLE)

Date

Tenant	Informatica Corporation

Address

Re:	Commencement Letter with respect to that certain Lease dated as of the day of , 2004, by and between SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company, as Landlord, and INFORMATICA CORPORATION, a Delaware corporation, as Tenant, for 159,350 rentable square feet located at 100 and 200 Cardinal Way, Redwood City, California.

Dear	:

     In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is

2.	The Termination Date of the Lease is .

     Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:	Informatica Corporation, a Delaware corporation

By:
Name:
Title:
Date:

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EXHIBIT E

BUILDING RULES AND REGULATIONS

     The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

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11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and the Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its

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premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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EXHIBIT F

ADDITIONAL PROVISIONS

     This Exhibit is attached to and made a part of the Lease by and between SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company (“Landlord”) and INFORMATICA CORPORATION, a Delaware corporation (“Tenant ”) for space in the Buildings located at 100 and 200 Cardinal Way, Redwood City, California.

1.	Renewal Option.

     1.01 Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of 3 years commencing on the day following the Termination Date of the initial Term and ending on the third anniversary of the Termination Date (the “Renewal Term”), if:

(a)	Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 8 full calendar months prior to the expiration of the initial Term and not more than 12 full calendar months prior to the expiration of the initial Term; and

(b)	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(c)	Not more than 50% of the Rentable Square Footage of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

(d)	The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

     1.02 Terms Applicable to Premises During Renewal Term.

(a)	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

(b)	Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with Section 4 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

     1.03 Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date on which Tenant provides Landlord with the Rejection Notice, the Prevailing Market rate shall be determined in accordance with the arbitration procedures described in Section 1.04 below.

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     1.04 Arbitration Procedure.

(a)	Landlord and Tenant, within 5 days after the end of the 30 day period, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Redwood City, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(b)	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(c)	If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

     1.05 Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

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     1.06 Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean 95% of the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Redwood City, California area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

2.	Monument Signage.

     2.01 During the initial Term and any extension thereof and provided that Tenant leases at least 100,000 rentable square feet in the Building, Tenant, at Tenant’s sole cost, but subject to governmental approval, shall have the right to place its name on the Building’s monument sign located on the corner of Cardinal Way and Saginaw Way (the “Monument Sign”). The design, size and color of the signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall be subject to the reasonable approval of Landlord and all applicable governmental authorities, and if Tenant is no longer the Sole Tenant of the Building, Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, and, so long as Tenant is the Sole Tenant of the Building, Tenant shall also maintain the Monument Sign, all of which shall be maintained in a manner reasonably satisfactory to Landlord. So long as Tenant is the Sole Tenant of the Building, Tenant shall have exclusive use of the Monument Sign. In the event Tenant is not the Sole Tenant of the Building, the Monument Sign will be maintained by Landlord and Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign.

     2.02 Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant leases less than 100,000 rentable square feet in the Building, and Tenant fails to remove its signage from the Monument Sign and repair any damage caused by such removal, Landlord, at Tenant’s cost, payable as Additional Rent within 30 days after demand therefor, shall have the right to remove Tenant’s signage from the Monument Sign and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted.

     2.03 The rights provided in this Section 2 shall be non-transferable unless otherwise agreed by Landlord in writing (other than to a Permitted Transfer). Notwithstanding the foregoing, in the event Tenant assigns the Lease to a third party and Landlord consents to such assignment, Landlord shall not unreasonably withhold its consent to the transfer of Tenant’s right to use the Monument Sign pursuant to the terms of this Section 2 to such third party assignee.

3.	New Monument Sign.

     3.01 Construction of Monument Sign. Notwithstanding anything to the contrary set forth in the Lease, Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of the Lease and all prepaid rental and the Security Deposit required under the Lease, shall have the right to construct, at its sole cost, a monument sign (the “New Monument Sign”) at the Property and install Tenant’s name on such New Monument Sign, subject to the limitations set forth in this Section 3. So long as Tenant is the Sole Tenant of the Building, Tenant shall have exclusive use of the New Monument Sign. Notwithstanding the foregoing, Tenant and its contractors shall not have the right to construct the New Monument Sign unless and until Tenant has complied with all of the terms and conditions of Section 9.03 of the Lease, including, without limitation, approval by Landlord of the final plans for the New Monument Sign and the contractors to be retained by Tenant to perform such construction. The location, design, size and color of the New Monument Sign and the manner the Monument Sign is installed at the Property, as well as the location, design, size and color of the signage with Tenant’s name to be included on the New Monument Sign and the manner in which it is attached to the New Monument Sign, shall be subject to the reasonable approval of Landlord and shall be in compliance with all applicable Laws. Landlord shall provide approval of the New Monument Sign or its reasons for disapproval within 10 days following Tenant’s submittal to Landlord of the plans and specifications for the New Monument Sign. Upon installation, the New Monument Sign shall become the property of Landlord, without compensation to Tenant, and in the event Tenant is no longer the Sole Tenant of the Building, at Landlord’s option Landlord shall have the right to install the names of other tenant’s of the Building on the New Monument Sign without compensation to Tenant, so long as such installation does not unreasonably interfere with the location of Tenant’s name on the New Monument Sign.

     3.02 Repair and Maintenance. In the event Tenant is not the Sole Tenant of the Building, the

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New Monument Sign will be maintained by Landlord and Tenant shall pay the cost of any maintenance or repair associated with the New Monument Sign and such amount shall constitute Additional Rent; provided that in the event that the names of other tenants of the Building are also placed on the sign, Tenant shall only be required to pay its proportionate share of such maintenance and repair cost. Notwithstanding the foregoing, so long as Tenant is the Sole Tenant of the Building, Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the New Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.

     3.03 Termination. Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant leases less than 100,000 rentable square feet of the Building, Landlord, at Tenant’s cost, payable as Additional Rent within 30 days after demand therefor, shall have the right, at Tenant’s sole cost, to (i) remove the New Monument Sign and repair any damage to the Property resulting from such removal, or (ii) remove Tenant’s signage from the New Monument Sign and restore the New Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. Notwithstanding anything to the contrary set forth herein or in the Lease, the New Monument Sign shall remain upon the Property at the end of the Term without compensation to Tenant; however, Landlord, by written notice to Tenant at least 30 days prior to the Termination Date, may designate the New Monument Sign as a Required Removable pursuant to Section 8 of the Lease and require Tenant to remove the New Monument Sign in accordance with Section 8 of the Lease. Within 10 days after receipt of Tenant’s written request (which request may be made at the time Tenant submits the plans and specifications for the New Monument Sign for Landlord’s approval pursuant to Section 3.01 or at any time thereafter), Landlord shall advise Tenant in writing whether the New Monument Sign shall be a Required Removable.

     3.04 No Transfer. The rights provided to Tenant in this Section 3 shall be non-transferable unless otherwise agreed by Landlord in writing (other than to a Permitted Transfer). Notwithstanding the foregoing, in the event Tenant assigns the Lease to a third party and Landlord consents to such assignment, Landlord shall not unreasonably withhold its consent to the transfer of Tenant’s right to use the New Monument Sign pursuant to the terms of this Section 3 to such third party assignee.

4.	Emergency Generator (With Tank).

     4.01 Tenant, subject to Landlord’s review and approval of Tenant’s plans therefor, which approval shall not be unreasonably withheld, shall have the right to install a 75 kilowatt supplemental generator (the “Generator”) and an above ground fuel tank (the “Tank”) to provide emergency additional electrical capacity to the Premises during the Term. Tenant’s plans for the Generator and the Tank shall include a secondary containment system to protect against and contain any release of hazardous materials. The Generator and the Tank shall be placed at the location outlined on Exhibit H attached hereto and made a part hereof (the “Generator Area”). Notwithstanding the foregoing, Tenant’s right to install the Generator and the Tank shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, of the manner in which the Generator and the Tank is installed, the manner in which any fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Generator to the Premises and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator, including, without limitation, any necessary 2 hour rated enclosures or sound installation. Landlord shall provide its approval or reasons for disapproval of the foregoing within 10 days after Tenant’s submittal of the plans for the Generator and any other information required hereunder. Landlord shall have the right to require an acceptable enclosure to hide or disguise the existence of the Generator and the Tank and to minimize any adverse effect that the installation of the Generator and the Tank may have on the appearance of the Building and Property. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Generator and the Tank. Tenant shall not install or operate the Generator or the Tank until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Generator and the Tank. In addition to, and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention Laws pertaining to Tenant’s use of the Generator Area. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator and the Tank.

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     4.02 Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator and the Tank shall in no way damage any portion of the Building or Property. To the maximum extent permitted by Law, the Generator and the Tank and all appurtenances in the Generator Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Generator, the Tank or any appurtenances installations are damaged for any reason. Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the installation, maintenance, operation or removal of the Generator and, in accordance with the terms of Section 13 of the Lease, to indemnify, defend and hold Landlord and the Landlord Related Parties harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees (if and to the extent permitted by Law), which may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties in connection with the installation, maintenance, operation or removal of the Generator and the Tank, including, without limitation, any environmental and hazardous materials claims. In addition to, and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that the installation and use of the Generator and the Tank and appurtenances shall not adversely affect the insurance coverage for the Building. If for any reason, the installation or use of the Generator, the Tank and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

     4.03 Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and the Tank and the appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator, Tank and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the Generator Area “as is” in the condition in which the Generator Area is in as of the Commencement Date, without any obligation on the part of Landlord to prepare or construct the Generator Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Area for the installation and operation of the Generator or the Tank. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Generator Area without Landlord’s prior written consent. Tenant agrees to maintain the Generator and the Tank, including without limitation, any enclosure installed around the Generator and the Tank in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator and the Tank so as to keep such enclosure in good condition.

     4.04 Tenant, upon prior notice to Landlord and subject to the rules and regulations enacted by Landlord, shall have access to the Generator and the Tank and its surrounding area for the purpose of installing, repairing, maintaining and removing said Generator and the Tank.

     4.05 Tenant shall only test the Generator before or after Normal Business Hours and at a time mutually agreed to in writing by Landlord and Tenant in advance. Tenant shall be permitted to use the Generator Area solely for the maintenance and operation of the Generator and the Tank, and the Generator, Tank and Generator Area are solely for the benefit of Tenant. All electricity generated by the Generator may only be consumed by Tenant in the Premises.

     4.06 Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Generator Area.

     4.07 Tenant shall have no right to sublet the Generator Area or to assign its interest hereunder.

     4.08 During the initial Term, Tenant shall not be obligated to pay Landlord any Additional Rent or fee for the use of the Generator Area. After the initial Term, Landlord may charge Tenant a monthly fee (the “Generator Fee”) for the use of the Generator Area, which Generator Fee shall be deemed Additional Rent under the Lease and may be adjusted from time to time to reflect the then current rates for the Generator Area, as reasonably determined by Landlord.

5.      UPS. Tenant shall have the right to install an uninterrupted power system in the Premises (the “UPS”), subject to the prior approval of Landlord as to the specifications, the location of the UPS within the Premises and the manner in which the UPS will be installed, provided that Landlord shall provide approval or reasons for disapproval with respect to such matters within 10 days following Tenant’s submittal of the plans and specifications for the UPS. Tenant shall be responsible for the cost of all electricity consumed in connection with the operation of such UPS and, at Landlord’s option if Tenant is no longer the Sole Tenant of the Building, for the cost of installing a submeter to measure such electrical consumption. Tenant shall be solely responsible for the maintenance and repair of the UPS. Upon installation, the UPS shall constitute a Leasehold Improvement and, at Landlord’s option, a Required Removable pursuant to Section 8 of the Lease.

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6.      Landlord Default. Landlord shall be in default under the Lease if (i) Landlord fails to pay any sum or sums due to Tenant or fails to perform any of its obligations hereunder and said failure continues for a period of 30 days after written notice thereof from Tenant to Landlord (provided that if such failure cannot reasonably be cured within said 30 day period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure as soon as reasonably practicable under the circumstances, or having commenced the curative action, fails to diligently pursue same) and (ii) each Mortgagee, (as defined in Article 23), if any, of whose identity Tenant has been notified in writing shall have failed to cure such default within 30 days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above. In the event of a default by Landlord under the Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at law or in equity, provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a default and failure to cure by Landlord and its Mortgagee, if any, under the Lease, and further provided, in no event shall Tenant be entitled to receive more than its actual direct damages, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages.

7.      Tenant’s Security System. Subject to the terms of the Lease, including, without limitation Section 9.03, Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System does not interfere with or adversely impact Landlord’s security system and the Building’s systems and equipment and to the extent that Tenant’s Security System interferes with or adversely impacts Landlord’s security system and the Building systems and equipment, Tenant shall not be entitled to install or operate it (and Tenant shall not actually install or operate Tenant’s Security System unless Tenant has obtained Landlord’s approval of the same in writing prior to such installation or operation). Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System.

8.	HVAC Unit.

     8.01 Tenant, at its cost, shall be permitted to install on the roof of the each building comprising the Building one additional air-cooled stand alone package heating, ventilation and air conditioning system(s) (individually or collectively, the “HVAC Unit”). Each HVAC Unit shall not exceed 100 tons of chilling capacity. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the HVAC Unit (the “Screening”). The HVAC Unit, its appurtenances and Screening, if any, shall be installed in accordance with the terms of Section 9 of the Lease, including, without limitation, the prior approval of Landlord in accordance with Section 9 of the Lease including, without limitation, Landlord’s approval of the precise location of the HVAC Unit on the roof of the Building (such area on the roof, as designated by Landlord, being referred to herein as the “Chiller Roof Space”), the manner in which the HVAC Unit is lifted to, and installed on, the roof of the Building, and the manner in which the HVAC Unit is connected to the Premises.

     8.02 Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Chiller Roof Space for the purpose of installing, maintaining, repairing and removing the HVAC Unit, the appurtenances and the Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, or persons under their direct supervision, will be permitted to have access to the roof of the Building and the Chiller Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Chiller Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Chiller Roof Space and the frequency of their visits.

     8.03 Tenant shall be responsible for the cost of all electricity consumed in connection with the operation of the HVAC Unit and, if Tenant is not the Sole Tenant of the Building, for the cost of installing a submeter, if required by Landlord, to measure such electrical consumption. Tenant, at its sole cost and expense, shall procure and maintain in full force and effect, a contract (the "Service Contract”) for the service, maintenance, repair and replacement of the HVAC Unit with a HVAC service and maintenance contracting firm reasonably acceptable to Landlord. Tenant shall follow all reasonable recommendations of said contractor for the maintenance, repair and replacement of the HVAC Unit. The Service Contract shall provide that the contractor shall perform inspections of the HVAC Unit at intervals of not less than 3 months and that having made such inspections, said contractor shall furnish a complete report of any defective conditions found to be existing with respect to the HVAC Unit, together with any recommendations for maintenance, repair and/or replacement thereof. Said report shall be furnished to Tenant with a copy to Landlord.

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     8.04 The installation, maintenance, operation and removal of the HVAC Unit, the appurtenances and the Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety, as determined by Landlord Such maintenance and operation shall be performed in a manner to avoid any interference with Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Chiller Roof Space free of all trash or waste materials produced by Tenant or any Tenant Related Parties or contractors.

     8.05 The HVAC Unit, appurtenances, and Screening, if any, shall remain the property of Tenant until the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, at which time they shall become the property of Landlord; provided, however, that Landlord may, at Landlord’s option, require the Tenant, at Tenant’s expense, to remove the HVAC Unit, appurtenances and/or Screening and restore the affected area(s) to the condition they were in prior to installation of such items, ordinary wear and tear excepted, including, without limitation, the patching of any holes in the roof membrane to match, as closely as possible, the color surrounding the area where the HVAC Unit, appurtenances and Screening were attached. If Tenant fails to remove such items and/or perform such restoration work, Landlord shall be entitled to do so, at Tenant’s cost.

     8.06 Tenant must provide Landlord with prior written notice of any installation, removal or repair on the roof of the Building and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. If Landlord contemplates roof repairs that could affect Tenant’s HVAC Unit, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

     8.07 Tenant specifically acknowledges and agrees that the terms and conditions of Section 13 of the Lease (Insurance and Waiver of Claims) shall apply with full force and effect to the Chiller Roof Space.

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EXHIBIT G

PARKING AGREEMENT

     This Exhibit (the “Parking Agreement”) is attached to and made a part of the Lease by and between SEAPORT PLAZA ASSOCIATES, LLC, a California limited liability company (“Landlord”) and INFORMATICA CORPORATION, a Delaware corporation (“Tenant”) for space in the Buildings located at 100 and 200 Cardinal Way, Redwood City, California.

1.	The capitalized terms used in this Parking Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Parking Agreement. In the event of any conflict between the Lease and this Parking Agreement, the latter shall control.

2.	During the initial Term and any extension thereof, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a total of 553 non-reserved parking spaces in the parking facility servicing the Building (“Parking Facility”). There shall be no charge for Tenant’s use of such parking spaces during the Term of the Lease (including any extension thereof). So long as Tenant is the Sole Tenant of the Building, Tenant shall have the right to install signs within the Parking Facility stating that the Parking Facility is for the exclusive use of Tenant, its employees and visitors; provided that (a) any such signs shall be to any required governmental approvals and further subject to Landlord’s prior reasonable approval as to the location, design, size, color and manner in which they are installed at the Parking Facility, (b) the installation of such signs shall not prohibit Landlord, its agents, employees, contractors or service providers from using the Parking Facility in connection with Landlord’s performance of any of its obligations or exercise of any of its rights under the Lease, and (c) upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant is no longer the Sole Tenant of the Building, Tenant shall remove such signs from the Parking Facility and repair any damage caused by such removal and if Tenant fails to remove such signs, Landlord shall have the right, at Tenant’s cost, payable as Additional Rent within 30 days after demand therefore, to remove such signs and repair any damage caused by such removal.

3.	Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Parking Facility. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. The Rules set forth herein are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the Rules shall subject the car to removal from the Parking Facility.

4.	Tenant acknowledges that Landlord has no liability for claims arising through acts or omissions of any independent operator of the Parking Facility. Landlord shall have no liability whatsoever for any damage to items located in the Parking Facility, nor for any personal injuries or death arising out of any matter relating to the Parking Facility, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and to the extent Tenant is no longer the Sole Tenant of the Building, for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any location designated for such assigned or reserved parking spaces. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control.

5.	If Tenant shall default under this Parking Agreement, the operator shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Parking Agreement, Landlord shall have the right to cancel this Parking Agreement on 10 days’ written notice, unless within such 10 day period, Tenant cures such default. If Tenant defaults with respect to the same term or condition under this Parking Agreement more than 3 times during any 12 month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding 12 month period, shall, at Landlord’s election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law

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or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Parking Agreement, and any default under this Parking Agreement shall be a default under the Lease.

RULES

(i)	Tenant shall have access to the Parking Facility on a 24-hour basis, 7 days a week, subject to the other terms of this Parking Agreement and the Lease. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility, or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be 5 miles per hour.

(v)	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	Areas not striped for parking

(b)	aisles

(c)	where “no parking” signs are posted

(d)	ramps

(e)	loading zones

(vii)	Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii)	Monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the Parking Facility is not used by Tenant or its designees.

(ix)	Parking Facility managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x)	Every parker is required to park and lock his/her own car.

(xi)	Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the Parking Facility manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the Parking Facility immediately.

(xii)	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii)	Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

6.	TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING

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FACILITY OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT.

7.	Without limiting the provisions of Paragraph 6 above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

8.	The provisions of Section 20 of the Lease are hereby incorporated by reference as if fully recited.

Tenant acknowledges that Tenant has read the provisions of this Parking Agreement, has been fully and completely advised of the potential dangers incidental to parking in the Parking Facility and is fully aware of the legal consequences of agreeing to this instrument.

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EXHIBIT H

GENERATOR AREA

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